Exhibit 10.9

FORM OF EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of [Date] (the “Effective Date”), is entered between VIWO Inc., a company incorporated in the Cayman Islands (the “Company”) and [NAME] (the “Employee”).

WHEREAS, on [  ], Future Vision II Acquisition Corp. and VIWO Technology Inc. consummated a business combination, where among other things the Company changed its name to “VIWO Inc.”

WHEREAS, pursuant to the terms of the Merger Agreement dated November 28, 2024 (as amended), the Company and the Employee wish to enter into an employment agreement whereby the Employee will be employed by the Company in accordance with the terms and conditions stated below;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1 EMPLOYMENT, DUTIES AND RESPONSIBILITIES

Section 1.01. Employment. The Employee shall serve as the [TITLE] of the [Company or its designated subsidiary/affiliated entity]. The Employee hereby accepts such employment and agrees to devote substantially all of the Employee’s time and efforts to promoting the interests of the Company.

Section 1.02. Duties and Responsibilities. Subject to the supervision of and direction by the Chief Executive Officer and the Board of Directors of the Company, the Employee shall perform such duties as are similar in nature to those duties and services customarily associated with the positions set forth above.

Section 1.03. Base of Operation. The Employee’s principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in [City, the People’s Republic of China (“PRC”)], and at such other places as shall from time to time be reasonably necessary to fulfill the Employee’s obligations hereunder.

ARTICLE 2 TERM

Section 2.01. Term. (a) The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a period of [three (3)] years from the Effective Date. The Term and this Agreement will be renewed automatically thereafter for successive one-year terms unless a one-month notice of non-renewal is given by one party to the other.

(b) The Employee represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of the Employee’s duties hereunder violates or will violate the provisions of any other agreement to which the Employee is a party or by which the Employee is bound.

ARTICLE 3 COMPENSATION AND EXPENSES

Section 3.01. Salary And Benefits. The Employee’s salary and benefits shall be determined by the Company and shall be specified in a separate labor contract dated [Date], between the Employee and the Company’s designated subsidiary or affiliated entity. Unless otherwise provided in such separate agreement, the Employee’s salary and benefits are subject to annual review and adjustment by the Company.

Section 3.02. Expenses. The Company will reimburse the Employee for reasonable documented business-related expenses incurred by the Employee in connection with the performance of the Employee’s duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time during the Term.

[Section 3.03. Share Incentive Plan. The Employee shall be eligible to participate during the Term in the [VIWO Inc. Share Incentive Plan], and any successors thereto, subject to the discretion of the Board of Directors of the Company, the terms and provisions of such plans and the execution of the award agreements between the Company and the Employee.][TBD]

Section 3.04. Payer of Compensation. All compensation, salary, benefits and remuneration in this Agreement may be paid by the Company or any of its subsidiaries or affiliated entities, as decided by the Company in its sole discretion.

Section 3.05 Compensation Recoupment. Notwithstanding any other provisions in this Agreement to the contrary, the Employee agrees and acknowledges that any incentive-based compensation, or any other compensation, paid or payable to Employee pursuant to this Agreement or any other agreement or arrangement with the Company or any of its subsidiaries will be subject to such deductions and clawback (recovery) as may be required to be made pursuant to applicable law, government regulation, stock exchange listing requirement or the Clawback Policy of the Company adopted pursuant to any such law, government regulation, or stock exchange listing requirement, including pursuant to Rule 10D-1 as promulgated by the Securities and Exchange Commission and Rule 5608 of the Nasdaq Listing Rules and any successor or subsequent similar policy adopted by the Company. This section shall survive the termination of this Agreement for such minimum period of time as is required by applicable law or regulation.

ARTICLE 4 EXCLUSIVITY, INTELLECTUAL PROPERTY AND CERTAIN COVENANTS

Section 4.01. Exclusivity. The Employee agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Employee agrees to devote substantially all of his working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The Employee agrees that all of his activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

Section 4.02. Intellectual Property. The Employee agrees that Intellectual Property under this Agreement is the sole and exclusive property of the Company and, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee hereby agrees to irrevocably assign to the Company any and all of Employee’s rights (including patent rights, copyrights, trade secret rights and other rights, throughout the world), title and interest in and to all inventions, software, manuscripts, documentation, improvements or other Intellectual Property whether or not protectable by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company, including any Intellectual Property conceived, created, and otherwise obtained by the Employee (i) during the term of this Agreement relating to the work he performs within the scope of such Employee’s employment with the Company, (ii) within twelve (12) months after the Employee retires or ends employment with the Company under the circumstances that such Intellectual Property relates to such Employee’s employment scope with the Company, and (iii) by using the resources of the Company during the term of this Agreement. Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other Intellectual Property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire. During the Employee’s employment with the Company and within twelve (12) months after his employment with the Company terminates, the Employee has the obligation to inform the Company of any Intellectual Property within ten days of its creation and the Employee has the obligation to assist the Company in its patent, copyright or trademark application related to the Intellectual Property. Further, Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company as Employee’s attorney-in-fact with full powers to execute such document itself in the event Employee fails or is unable to provide the Company with such signed documents.

“Intellectual Property” under this Section 4.02 means any and all intellectual property in any form or stage of development, including but not limited to any idea, concept, design, invention, method, process, system, model, software, know-how and any other subject matter, material or information that qualifies and/or is considered by the Company to qualify for patent, copyright, trademark, trade secret, or any other protection under the laws of PRC or Cayman Islands providing or creating intellectual property rights.

Section 4.03. Non-Competition and Confidentiality.

(a) Non-compete. In view of the fact that Employee has received (or may receive) access to, acquire and know the business secrets and other Confidential Information of Employee and its subsidiaries or affiliates, in order to protect the legitimate rights and interests of the Company, Employee agrees that during the term of Employee’s employment with the Company and [for twelve (12) months] after his employment with the Company terminates for any reason (the “Restricted Period”), the Employee will not (i) directly or indirectly engage in (whether as an officer, principal, agent, director, employee, partner, affiliate, consultant or other participant), or hold an equity interest of 5% or more in, any business that produces or supplies products or services of the kind produced or supplied by the Company, its subsidiaries or affiliated entities (collectively, the “Group”), or actively contemplated to be produced or supplied by the Group during the term of Employee’s employment with the Group, or that competes, either directly or indirectly, with the Group in any market in which they are operating, or are actively contemplating operating during the term of Employee’s employment with the Group, (ii) directly or indirectly solicit, encourage or assist other employees or consultants of the Group to seek employment with any business or organization that produces or supplies products or services of the kind produced or supplied by the Group, or actively contemplated to be produced or supplied by the Group during the term of Employee’s employment with the Group, (iii) directly or indirectly, persuade, induce, solicit, encourage, or otherwise help others to procure, any customers, suppliers, licensees or licensors of the Company (or its subsidiaries and affiliates) or any other individuals or entities (including any potential customers, suppliers or licensees) that have actual or potential business relationship with the Company (or its subsidiaries and affiliates) to terminate or otherwise change the business relationship with the Company (or its subsidiaries or affiliates); or (iv) engage in other activities that may cause conflicts with the interests of the Company.

(b) Confidentiality. Throughout the course of the Employee’s employment with the Company and thereafter, the Employee shall keep in strict confidence and protect all Confidential Information (as defined below) and non-public information relating to the business, financial condition and other aspects of the Company, including but not limited to trade secrets, business methods, products, processes, procedures, development or experimental projects, plans, service providers, customers and users, intellectual property, information technology and any other information which is material to the Company’s business operations. Employee agrees that, except as authorized by the Company in writing, Employee may not (i) disclose, furnish, transfer, or provide to any person, firm, corporation or entity such Confidential Information, (ii) shall not duplicate, copy or record such Confidential Information, (iii) may not use such Confidential Information for any purpose other than to fulfill his responsibilities in the position for which Employee was hired and in the best interest of the Company; and (iv) shall take all necessary security measures to protect the Confidential Information in accordance with the Company’s policies and procedures. The Employee shall also comply with the Company’s corporate policies and any other agreements on confidentiality that the Employee may enter into with the Company or any of its subsidiaries or affiliated entities. This provision and such other confidentiality policies and agreements are hereinafter collectively referred to as the “Confidentiality Terms.”

(c) For the purposes of this Agreement, “Confidential Information” means all non-public, confidential, proprietary information, data and documents, regarding the Group’s business; research and development information; technical indicators/plans/documents/reports; process flow; design sketches; drawings; pictures; databases; research and development records; test reports; test data; test results; samples; customer information; supplier information; contracts (including contracts to be executed or business negotiations related thereto); marketing plans and strategies; sales methods and sales information; investment plans and capital plans; implementation plans; procurement information; product formulas and research reports; computer programs, data, configuration files, user accounts, passwords; intellectual property rights such as computer software copyrights, patent rights, trademark rights, and copyrights that are being applied for or already obtained, and products formed by such intellectual property rights; costs, price data, pricing policies, distribution channels, operating/marketing data, merchandising and sales techniques, product development; product information; financial and audit information; human resource information; legal affairs information; strategic policies; financial plans; long-term plans; financing plans; business plans; personnel information; scientific research; training methods; new products; new uses of old products; licenses; and technical secrets.

(d) Upon any termination of the Employee’s employment with the Company, the Employee shall promptly return or destroy all Confidential Information in his possession or under his control as required by the Company. After any termination of the Employee’s employment with the Company, Employee shall not use or disclose the Confidential Information in any way or for any reason. If Employee is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any Proprietary Information, Employee shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order. Notwithstanding the foregoing, Employee understands that nothing contained in this Agreement limits Employee’s ability from reporting possible violations of (i) applicable federal law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, or any agency Inspector General or (ii) applicable laws or regulations in the PRC to the appropriate regulatory bodies and agencies (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

Section 4.04. Injunctive Relief. Employee hereby acknowledges that the covenants and agreements contained in Article 4 of this Agreement (the “Restrictive Covenants”) are reasonable and valid in all respects and that the Company is entering into this Agreement, inter alia, on such acknowledgement. If Employee breaches, or threatens to commit a breach, of any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity: (a) the right and remedy to have the Restrictive Covenants specifically enforced by any court having competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Company and that money damages may not provide an adequate remedy to the Company; and (b) the right and remedy to require Employee to account for and pay over to the Company such damages as are recoverable at law as the result of any transactions constituting a breach of any of the Restrictive Covenants.

ARTICLE 5 TERMINATION AND INDEMNIFICATION

Section 5.01. Termination by Company. The Company shall have the right to terminate the Employee’s employment at any time with or without “Cause” by giving a one-month advance notice in writing pursuant to the terms hereof. For purposes of this Agreement, “Cause” shall mean: (i) the Employee’s willful and continued failure to substantially perform his duties hereunder (other than as a result of Employee’s death or total or partial incapacity due to physical or mental illness), (ii) dishonesty, gross negligence or gross misconduct in the performance of the Employee’s duties hereunder, (iii) an act or acts on the Employee’s part constituting a felony under the laws of the PRC or of the United States or any state thereof, (iv) any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, (v) Employee’s breach of any of the Company’s written policies or procedures or (vi) the Employee’s breach of any provision of Article 4 of this Agreement. For purposes of this Subsection, no act or failure to act, on the part of the Employee shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the act or omission of the Employee was in the best interest of the Company.

Section 5.02. Termination by The Employee. The Employee shall have the right to terminate this Agreement at any time by giving a one-month advance notice in writing pursuant to the terms hereof.

Section 5.03. Death. In the event the Employee passes away during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of the Employee’s death.

Section 5.04. Disability. In the event that the Employee shall suffer a disability which shall have prevented him or her from performing satisfactorily his obligations hereunder for a period of at least 120 consecutive days, the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to the Employee in accordance with Section 6.02 hereof.

Section 5.05. Effect of Termination. (a) In the event of termination of the Employee’s employment, whether before or after the Term, by either party for any reason, or by reason of the Employee’s death or disability, the Company shall pay to the Employee (or his beneficiary in the event of his death) any base salary or other compensation earned but not paid to the Employee prior to the effective date of such termination. All other benefits due the Employee following his termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

(b) In the event of termination of the Employee’s employment by the Company other than for Cause, the Company shall pay to the Employee any additional amount as provided by applicable law.

Section 5.05. Indemnification. To the extent permitted by its amended and restated memorandum and articles of association, the Company hereby agrees to indemnify, defend, and hold harmless the Employee for any and all claims arising from or related to his or her employment by the Company at any time asserted, at any place asserted, to the fullest extent permitted by law, except for claims based on Employee’s fraud, deceit or willful misconduct.

ARTICLE 6 MISCELLANEOUS

Section 6.01. Benefit Assignment; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Employee and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to him or her hereunder if the Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Employee’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Employee’s estate.

Section 6.02. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, national overnight courier, or email. In the case of the Company, to the office or email account of the Human Resource Department; and in the case of the Employee, to the address or email account appearing on the employment records of the Company, from time to time. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

Section 6.03. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Employee’s employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

Section 6.04. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.05. Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.06. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of [TBD], without reference to the principles of conflict of laws.

Section 6.07. Agreement To Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his, her or its obligations under this Agreement or to effectuate the purposes hereof.

Section 6.08. Dispute Resolution. If there is a labor dispute between the Company and Employee, it shall be resolved through consultation first. If the negotiation fails, the Employee can seek a solution from the labor union of his or her unit or apply for mediation to the labor dispute mediation committee of his or her unit. Employee can also directly apply for arbitration to the labor dispute arbitration committee. If there is no objection to the arbitration award, both parties must fulfill it; those who are dissatisfied with the arbitration award may file a lawsuit with the people’s court.

Section 6.09. Survivorship. The respective rights and obligations of the parties hereunder, including those under Article 4, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Section 6.10. Severability. If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. Without limiting the foregoing, (a) if any court determines that any of the Restrictive Covenants, or any part thereof, contained herein is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions; and (b) if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

Section 6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 6.12. Corporate Authorization. The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the Chairman of its Board of Directors has the requisite authority to bind the Company hereby.

Section 6.13. Withholding. All payments to the Employee hereunder shall be subject to withholding to the extent required by applicable law.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

VIWO Inc.

By:
Name:
Title:

EMPLOYEE

Name:
Title: